EXHIBIT 4.4

DESCRIPTION OF CAPITAL STOCK

The following summary description of the securities is not complete and is qualified in its entirety by reference to our Articles of Incorporation, as amended, our Bylaws, as amended, and applicable provisions of the Virginia Stock Corporation Act.

General

Our outstanding shares of common stock are listed on the NASDAQ Global Select Market under the symbol “AMWD.” The transfer agent for the Common Stock is Computershare Inc. The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, no par value, and 2,000,000 shares of Preferred Stock, $1.00 par value.

Rights of Our Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. Each holder of Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Cumulative voting in the election of directors is not permitted. As a result, the holders of more than 50% of the outstanding shares have the power to elect all directors. The quorum required at a shareholders’ meeting for consideration of any matter is a majority of the shares entitled to vote on that matter, represented in person or by proxy. If a quorum is present, the affirmative vote of a majority of shares represented at the meeting and entitled to vote on the matter is required for shareholder approval, except in the case of certain major corporate actions, such as the merger or liquidation of the Company, an amendment to the Company’s articles of incorporation, or the sale of all or substantially all of the Company’s assets, with respect to which, under the provisions of the Virginia Stock Corporation Act, approval is required by the affirmative vote of more than two-thirds of all shares entitled to vote on the matter, whether or not represented at the meeting.

Subject to the rights of any holders of Preferred Stock, the holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor and, in the event of the liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after the payment of liabilities. There are no preemptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to shares of Common Stock.

Rights of Our Preferred Stock

The Board of Directors is authorized to issue Preferred Stock in one or more series from time to time and to determine, with respect to each series, its designation, relative rights (including voting, dividend, conversion, sinking fund and redemption rights), preferences (including with respect to dividends and on liquidation) and limitations. The Board of Directors, without the consent of shareholders, can issue Preferred Stock with voting and conversion rights, which could adversely affect the voting power of the holders of Common Stock. Shares of Preferred Stock issued by the Board of Directors could be utilized, under certain circumstances, as a method of making it more difficult for a party to gain control of the Company without the approval of the Board of Directors.

Anti-Takeover Provisions

Certain provisions of our Articles of Incorporation, as amended, and our Bylaws, as amended could have an anti-takeover effect and could delay, defer or prevent a change of control of the Company, in addition to the ones set forth above.

Director Vacancies

Our Bylaws provide that any vacancies on our Board of Directors, including a vacancy resulting from the removal of a director or an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum.

Advance Notice for Shareholder Proposals and Nominations

Our Bylaws contain provisions requiring advance notice be delivered to the Company of any business to be brought by a shareholder before an annual meeting and providing for procedures to be followed by shareholders in nominating persons for election to our Board of Directors. For both, a shareholder must give notice no later than (i) 120 days before the one-year anniversary of the date of the preceding year’s annual meeting of shareholders, if clause (ii) is inapplicable, or (ii) 90 days before the date of the annual meeting if the date of such annual meeting, as prescribed in the Bylaws, has been changed by more than 30 days. The notice must contain the information required by our Bylaws, and the shareholder(s) and nominee(s) must comply with the information and other requirements required by our Bylaws.

Special Meetings of Shareholders

Our Bylaws state that special meetings of shareholders, for any purpose or purposes, unless prescribed by statute, may be called by the Chairman of the Board of Directors, the Chief Executive Officer or the Board of Directors.

Bylaw Amendment

Our Bylaws may be altered, amended or repealed and new Bylaws may be adopted by the Board of Directors. Bylaws adopted by the Board of Directors may be repealed or changed or new bylaws adopted by the shareholders, and the shareholders may prescribe that any bylaw adopted by them may not be altered, amended or repealed by the Board of Directors.